Filed Pursuant to Rule 424(b)(5)

Registration No. 333-262461

AMENDMENT NO. 1 DATED November 1, 2024

to the Prospectus Supplement dated June 4, 2024

And Prospectus dated February 9, 2022

Up to $171,520,779 of Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”), amends our prospectus supplement dated June 4, 2024 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated February 9, 2022 (the “Prospectus”), each of which are to be delivered with this Amendment. This Amendment amends only those sections of the Prospectus Supplement listed in this Amendment; all other sections of the Prospectus Supplement remain unchanged.

On June 4, 2024 we entered into an Equity Distribution Agreement relating to the offer and sale of shares of our common stock, par value $0.0001 per share (the “Common Stock”), offered by the Prospectus Supplement through Canaccord Genuity LLC, as representative of the several sales agents (the “Representative”), and Roth Capital Partners, LLC and The Benchmark Company, LLC (collectively with the Representative, the “Agents”). In accordance with the terms of the Equity Distribution Agreement and under the Prospectus Supplement we were authorized to offer and sell shares of our Common Stock having an aggregate offering price of up to $120,000,000 from time to time through Canaccord, acting as sales agent on behalf of the Agents. As of October 31, 2024, we have sold shares of our Common Stock pursuant to the Equity Distribution Agreement for gross proceeds of $96,969,089. On November 1, 2024 we entered into an Amended and Restated Equity Distribution Agreement to increase the aggregate offering price of the offer and sale of shares of our Common Stock to $171,520,779.

We are filing this Amendment to amend the Prospectus Supplement to increase the aggregate dollar amount of shares of Common Stock that we may sell pursuant to the Amended and Restated Equity Distribution Agreement. Each reference to the term “Equity Distribution Agreement” in the Prospectus Supplement is hereby amended to refer to the Amended and Restated Equity Distribution Agreement.

This amendment is increasing the dollar amount of shares of Common Stock available to be sold from time to time under this Amendment to $171,520,779, which consists of $96,969,089 sold to date, $23,030,911 remaining as originally authorized under the Prospectus Supplement and an additional $51,520,779, from and including the date hereof. Up to $74,551,690 remains available to be sold from time to time pursuant to the Prospectus Supplement, as amended by this Amendment.

Sales of our Common Stock, if any, under the Prospectus Supplement, as amended by this Amendment, and the Prospectus will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through Nasdaq or on any other existing trading market for our Common Stock. The Agents are not required to sell any specific amount but will act as our sales agents using commercially reasonable efforts consistent with their normal trading and sales practices. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

The Agents will be entitled to compensation at a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our Common Stock sold through the Agents pursuant to the Amended and Restated Equity Distribution Agreement. The net proceeds, if any, that we receive from the sales of our Common Stock will depend on the number of shares actually sold and the offering price for such shares. See “Plan of Distribution” for additional information regarding the compensation to be paid to the Agents. In connection with the sale of Common Stock on our behalf, the Agents will be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PHUN.” The last reported sales price of our Common Stock on the Nasdaq Capital Market on October 31, 2024 was $7.07 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-6 of the Prospectus Supplement, as well as those in the other documents that are incorporated by reference into the Prospectus Supplement, as amended by this Amendment, and the Prospectus. You should carefully read and consider these risk factors before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Canaccord Genuity

Roth Capital Partners	The Benchmark Company

The date of this Amendment No. 1 to Prospectus Supplement is November 1, 2024.

TABLE OF CONTENTS

Amendment No. 1 to the Prospectus Supplement

ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT

The Prospectus Supplement, as amended by this Amendment, and the Prospectus are part of a registration statement on Form S-3 (File No. 333-262461) that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The Prospectus Supplement, as amended by this Amendment, and the Prospectus relate to the offer by us of shares of our Common Stock to certain investors. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $171,520,779 from time to time under the Prospectus Supplement, as amended by this Amendment, and the Prospectus at prices and on terms to be determined by market conditions at the time of the offering.

The Prospectus Supplement, as amended by this Amendment, and the Prospectus do not contain all of the information included in the registration statement, as permitted by the rules and regulations of the SEC. For further information, we refer you to our registration statement on Form S-3, including its exhibits, of which the Prospectus Supplement, as amended by this Amendment, and the Prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in the Prospectus Supplement, as amended by this Amendment, and the Prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should rely only on the information contained in or incorporated by reference into the Prospectus Supplement, as amended by this Amendment, contained in or incorporated by reference into the Prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Agents have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We do not, and the Agents do not, take responsibility for, and can provide no assurances as to, the reliability of any information that others provide you. The information contained in, or incorporated by reference into, the Prospectus Supplement, as amended by this Amendment, and contained in, or incorporated by reference into, the Prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of the Prospectus Supplement, as amended by this Amendment, and the Prospectus or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in the Prospectus Supplement, as amended by this Amendment, and the Prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should read both the Prospectus Supplement, as amended by this Amendment, and the Prospectus as well as additional information incorporated by reference herein and described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in the Prospectus Supplement, as amended by this Amendment, and the Prospectus before investing in our Common Stock.

If the description of this offering varies between the Prospectus Supplement, as amended by this Amendment, and the Prospectus, you should rely on the information in the Prospectus Supplement, as amended by this Amendment. Any statement made in the Prospectus Supplement, as amended by this Amendment, or in a document incorporated or deemed to be incorporated by reference in the Prospectus Supplement, as amended by this Amendment, will be deemed to be modified or superseded for purposes of the Prospectus Supplement, as amended by this Amendment, to the extent that a statement contained in the Prospectus Supplement, as amended by this Amendment, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in the Prospectus Supplement, as amended by this Amendment, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Prospectus Supplement, as amended by this Amendment.

We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The Phunware design logo and the Phunware mark appearing in the Prospectus Supplement, as amended by this Amendment, and the Prospectus are the property of Phunware, Inc. Trade names, trademarks and service marks of other companies that may appear in this or any future prospectus supplement are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in the Prospectus Supplement, as amended by this Amendment, and the Prospectus.

In this Amendment, unless the context otherwise requires, references to “we,” “us,” “our,” “our company,” the “Company,” or “Phunware” refer to Phunware, Inc. and its subsidiaries.

This Amendment contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Prospectus Supplement, as amended by this Amendment, and the Prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectuses, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in the Prospectus Supplement, as amended by this Amendment, and the Prospectus or incorporated herein or therein by reference, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in or incorporated by reference into the Prospectus Supplement, as amended by this Amendment, and the Prospectus and any free writing prospectuses are based upon our current expectations and beliefs concerning future developments and their potential effects upon us. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding our business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, our continued operating and net losses in the future; our need for additional capital for our operations and to fulfill our business plans; changes in the business environment in which we operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which we operate; adverse litigation developments; inability to refinance existing debt on favorable terms; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of our management team; uncertainty as to the long-term value of our Common Stock; the risks discussed in the Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” as updated from time to time by the Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we file from time to time with the SEC.

There may be additional risks that we presently know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide our expectations, plans or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this communication.

RECENT DEVELOPMENTS

Preliminary Estimated Third Quarter 2024 Results

Based upon preliminary estimates and information available to us as of the date of this Amendment, a brief summary of certain of our preliminary unaudited financial results for the quarterly period ended September 30, 2024 is set forth below. This summary is not meant to be a comprehensive statement of our financial results for this period. The following financial data estimates for the quarterly period ended September 30, 2024 are preliminary, have not been reviewed by our independent registered public accounting firm, and are subject to change upon completion of our financial closing procedures and related adjustments. Additional information and disclosure would be required for a more complete understanding of our results of operations as of September 30, 2024.

Revenue for the quarterly period ended September 30, 2024, is expected to be approximately $0.6 million, as compared to $1.2 million for the quarterly period ended September 30, 2023. Our costs and expenses for the quarterly period ended September 30, 2024 are expected to range from approximately $3.8 million to $3.9 million, as compared to $14.5 million for the quarterly period ended September 30, 2023, which is inclusive of a $9.0 million charge for goodwill impairment. Operating loss for the quarterly period ended September 30, 2024, is expected to range from approximately $3.2 million to $3.3 million, as compared to $13.3 million for the quarterly period ended September 30, 2023, which is inclusive of the goodwill impairment charge mentioned above. Further, the figures for the quarterly period ended September 30, 2023 above have been recast to reflect the accounting for the discontinued operation of Lyte Technology, Inc. in accordance with GAAP.

The preliminary financial data included in this document has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Marcum LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

The preliminary estimated and actual results provided below do not represent a comprehensive statement of our financial results and should not be viewed as a substitute for unaudited financial statements prepared in accordance with GAAP. In addition, the preliminary estimates for the quarterly period ended September 30, 2024, are not necessarily indicative of the results to be achieved in any future period.

You should read this data together with our consolidated financial statements and related notes included in the consolidated financial statements as of December 31, 2023, and 2022, and for each of the two years in the periods then ended.

THE OFFERING

Common Stock offered by us	Shares of our Common Stock having an aggregate offering price of up to $171,520,779.
Common Stock to be outstanding immediately after this offering (1)

Up to 32,166,787 shares, assuming sales of 24,260,364 shares of our Common Stock in this offering at an offering price of $7.07 per share, which was the last reported sale price of our Common Stock on the Nasdaq Capital Market on October 31, 2024. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of Offering

Sales of our Common Stock, if any, under the Prospectus Supplement, as amended by this Amendment, and the Prospectus may be made from time to time by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act. The Agents are not required to sell any certain number of shares or dollar amount of our Common Stock, but will act as our sales agents and use commercially reasonable efforts to sell on our behalf all of the shares of Common Stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms of the Amended and Restated Equity Distribution Agreement. See “Plan of Distribution” on page A-8.

Use of Proceeds

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes, including expansion and growth of our sales and marketing functions or to fund strategic opportunities that may present themselves from time to time. See “Use of Proceeds” on page S-8 of the Prospectus Supplement.

Nasdaq Capital Market ticker symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “PHUN.”
Risk Factors

An investment in our company involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Prospectus Supplement and the other information in or incorporated by reference into the Prospectus Supplement, as amended by this Amendment, and the Prospectus for a discussion on the factors you should consider before making an investment decision.

(1) The number of shares of Common Stock to be outstanding after this offering is based on 8,160,250 shares of our Common Stock outstanding as of June 30, 2024, which is inclusive of 253,827 shares sold under the Equity Distribution Agreement, but excludes the following as of such date:

●	5,823 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our 2009 Equity Incentive Plan with a weighted average exercise price of $91.91 per share;
●	2,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our 2018 Equity Incentive Plan with a weighted average exercise price of $56.89 per share;
●	70,271 shares of Common Stock issuable upon vesting of outstanding restricted stock units granted under our various equity compensation plans;
●	204,170 shares of Common Stock reserved for future issuance under our 2018 Equity Incentive Plan and 2022 Inducement Plan;
●	46,791 shares of Common Stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and
●	10,750,179 shares of Common Stock issued under the Equity Distribution Agreement from July 1, 2024 through October 31, 2024.

DILUTION

If you invest in our Common Stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our Common Stock in this offering and the adjusted net tangible book value per share of our Common Stock immediately after the offering.

Our net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of Common Stock outstanding. The historical net tangible book value of our Common Stock as of June 30, 2024 was approximately $14,090,000, or $1.64 per share, based on 8,610,250 shares of Common Stock outstanding at June 30, 2024.

The pro forma net tangible book value per share of our Common Stock as of June 30, 2024 was approximately $109,448,347, or $5.65 per share, after giving effect to our sale of 10,750,179 shares of our Common Stock for aggregate proceeds of $95,358,347 from July 1, 2024 through October 31, 2024.

After giving effect to the sale in this offering of shares of our Common Stock in the aggregate amount of $74,551,690, which includes $23,030,911 remaining under the Equity Distribution Agreement, dated as of June 4, 2024, and an additional $51,520,779 added in this Amendment, from and including the date hereof, at an assumed offering price of $7.07 per share (the last reported sale price of our Common Stock on the Nasdaq Capital Market on October 31, 2024) and after deducting the sales agent commissions and our estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024 would have been approximately $181,683,486, or $6.08 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.43 per share to existing stockholders and immediate dilution in net tangible book value of $0.99 per share to new investors purchasing our Common Stock in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$7.07
Historical net tangible book value per share as of June 30, 2024	$1.64
Pro forma increase in net tangible book value per share attributable to sales of our Common Stock from July 1, 2024 through October 31, 2024	$4.01
Increase in pro forma net tangible book value per share attributable to sales of our Common Stock after the date hereof	$5.65
Increase in net tangible book value per share attributable to this offering	$0.43
As adjusted net tangible book value per share after this offering		$6.08
Dilution per share to new investors		$0.99

The table above assumes for illustrative purposes that an aggregate of 10,544,793 shares of our Common Stock are sold at a price of $7.07 per share, for aggregate gross proceeds of approximately $74,551,690. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed public offering price of $7.07 per share shown in the table above, assuming all of our Common Stock in the aggregate amount of approximately $74,551,690 is sold at that price, would increase the dilution in net tangible book value per share to new investors in this offering to $1.72 per share, after deducting commissions and estimated offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed public offering price of $7.07 per share shown in the table above, assuming all of our Common Stock in the aggregate amount of approximately $74,551,690 is sold at that price, would decrease the dilution in net tangible book value per share to new investors in this offering to $0.33 per share, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of shares of Common Stock to be outstanding after this offering is based on 8,160,250 shares of our Common Stock outstanding as of June 30, 2024, which is inclusive of 253,827 shares sold under the Equity Distribution Agreement, but excludes the following as of such date::

●	5,823 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our 2009 Equity Incentive Plan with a weighted average exercise price of $91.91 per share;

●	2,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our 2018 Equity Incentive Plan with a weighted average exercise price of $56.89 per share;
●	70,271 shares of Common Stock issuable upon vesting of outstanding restricted stock units granted under our various equity compensation plans;
●	204,170 shares of Common Stock reserved for future issuance under our 2018 Equity Incentive Plan and 2022 Inducement Plan;
●	46,791 shares of Common Stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and
●	10,750,179 shares of Common Stock issued under the Equity Distribution Agreement from July 1, 2024 through October 31, 2024.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our Common Stock or outstanding warrants to purchase shares of our Common Stock. To the extent that any of these outstanding options or warrants are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We may issue and sell shares of our Common Stock from time to time under the Amended and Restated Equity Distribution Agreement through Canaccord, acting as sales agent on behalf of the Agents, subject to certain limitations, having an aggregate gross sales price of up to $171,520,779. Sales of shares of our Common Stock, if any, under the Prospectus Supplement, as amended by this Amendment, and the Prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through Nasdaq or on any other existing trading market for our Common Stock.

Each time we wish to issue and sell any shares of our Common Stock under the Amended and Restated Equity Distribution Agreement, we will notify the Agents of the aggregate number of shares to be sold, the dates on which such sales are requested to be made, any limitation on the number of shares to be sold in any one day, any minimum price below which sales may not be made, and other sales parameters as we deem appropriate. Once we have so instructed the Agents, unless the Agents decline to accept the terms of such notice, the Agents have agreed to use their commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares of Common Stock up to the amount specified on such terms. The obligations of the Agents under the Amended and Restated Equity Distribution Agreement to sell shares of our Common Stock are subject to a number of conditions that we must meet.

The settlement for sales of Common Stock between us and the Agents is generally anticipated to occur on the first trading day following the date on which the sale was made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We have agreed to pay the Agents a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our Common Stock sold through the Agents pursuant to the Amended and Restated Equity Distribution Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, the Agents’ commissions and the proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Agents for certain reasonable and documented expenses, including fees and disbursements of their counsel, up to an amount of (i) $60,000 in connection with the execution of the Equity Distribution Agreement, (ii) $20,000 in connection with the execution of the Amended and Restated Equity Distribution Agreement and (iii) $10,000 in connection with each other date on which we are required to provide a certificate pursuant to Section 7(h) of the Amended and Restated Equity Distribution Agreement. We estimate that the total expenses of the offering payable by us, excluding any commissions and the reimbursement payable to the Agents under the terms of the Amended and Restated Equity Distribution Agreement, will be approximately $60,000 in connection with the execution of the Equity Distribution Agreement and $20,000 in connection with the execution of the Amended and Restated Equity Distribution Agreement. The remaining sale proceeds, after deducting any other transaction fees, will equal the net proceeds from the sale of such Common Stock.

The Agents will provide written confirmation to us before the open on Nasdaq on the day following each day on which our shares of Common Stock are sold under the Amended and Restated Equity Distribution Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the net proceeds.

In connection with the sale of Common Stock on our behalf, the Agents will be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

The offering of our Common Stock pursuant to the Amended and Restated Equity Distribution Agreement will terminate upon the earlier of (i) the issuance and sale of all shares of our Common Stock subject to the Amended and Restated Equity Distribution Agreement or (ii) the termination of the Amended and Restated Equity Distribution Agreement as permitted therein. We or the Agents may suspend the offering of Common Stock under the Amended and Restated Equity Distribution Agreement upon proper notice to the other party and subject to other conditions.

This summary of the material provisions of the Amended and Restated Equity Distribution Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Amended and Restated Equity

Distribution Agreement is filed as an exhibit to a Current Report on Form 8-K filed under the Exchange Act and is incorporated by reference in the Prospectus Supplement, as amended by this Amendment.

The Agents and their affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Agents will not engage in any market making activities involving our Common Stock while the offering is ongoing under this prospectus supplement.

The Prospectus Supplement, as amended by this Amendment, and the Prospectus in electronic format may be made available on a website maintained by the Agents, and the Agents may distribute the Prospectus Supplement, as amended by this Amendment, and the Prospectus electronically.

LEGAL MATTERS

The validity of shares of our Common Stock being offered by the Prospectus Supplement, as amended by this Amendment, will be passed upon for us by our counsel, Winstead PC, Dallas, Texas. Certain legal matters will be passed upon for the Agents by Faegre Drinker Biddle & Reath LLP.

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

Up to $171,520,779 of Common Stock

Canaccord Genuity

Roth Capital Partners	The Benchmark Company

November 1, 2024